CERTIFICATE OF AMENDMENT
                                       TO
                    THE RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               CYTOGEN CORPORATION


     CYTOGEN  CORPORATION,  a corporation  organized  and existing  under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), DOES HEREBY CERTIFY as follows:

     FIRST: That the Board of Directors of the Corporation adopted the following resolutions on May 5, 2005 with respect to the amendment and restatement of Paragraph A of Article Fifth of the Corporation's Restated Certificate of Incorporation, as amended (the "Charter Amendment"):

     NOW, THEREFORE, BE IT RESOLVED, that Paragraph A of Article Fifth of the Restated Certificate of Incorporation, as amended, be amended in its entirety to read as follows:

     "FIFTH: A. Total Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is FIFTY-FIVE MILLION FOUR HUNDRED THOUSAND (55,400,000) shares, of which FIFTY MILLION (50,000,000) shall be shares of Common Stock, $.01 par value per share (the "Common Stock"); and FIVE MILLION FOUR HUNDRED THOUSAND (5,400,000) shares shall be Preferred Stock, $.01 par value per share ("Preferred Stock")."

     SECOND: That said Charter Amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly elected President on this 15th day of June, 2005.

                                        CYTOGEN CORPORATION



                                        By: /s/ Michael D. Becker
                                           -------------------------------------
                                           Michael D. Becker
                                           President and Chief Executive Officer